Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2006 Third Quarter and Nine Months
Third Quarter Earnings Per Share Increases by 55 Percent
COPPELL, TEXAS, May 10, 2006 — Craftmade International, Inc. (Nasdaq: CRFT) today reported that fiscal 2006 third quarter net income increased by $655,000, or 60%, to $1,748,000, compared to $1,093,000, in the same quarterly period last year. On a fully diluted basis, net income per share increased 55% to $0.34 for the third quarter ended March 31, 2006, compared to $0.22 per diluted share in the 2005 third quarter. Consolidated net sales declined slightly by $57,000, or 0.2%, to $27.0 million for its fiscal 2006 third quarter ended March 31, 2006, compared to $27.1 million for the same period last year. The decrease was due to a decline in net sales of the TSI segment partially offset by increased net sales in the Craftmade segment. Fully diluted shares outstanding for the three month period were 5,211,000 compared to 5,074,000 for the same period last year.
Consolidated net sales for the nine months ended March 31, 2006 increased $1,456,000, or 1.7%, to $85,889,000, compared to $84,433,000 for the same period last year. Net income for the nine-month period was $5.2 million, or $0.99 per diluted share, compared to $4.4 million, or $0.86 per diluted share.
“Our third quarter earnings results were in line with our expectations and reflect the continuing customer demand for our Teiber product offering and new product introductions within our Craftmade segment,” said Jimmy Ridings, Chairman and Chief Executive Officer. “The TSI segment continues to make progress as it transitions through product adjustments within Design Trends and Trade Source, and we believe we are taking the necessary steps to position this business segment for improved profitability and growth.”
Net sales from the Craftmade segment increased $2.0 million, or 15.7%, to $14.7 million for the quarter ended March 31, 2006 from $12.7 million for the same period last year. The increase resulted from $1.7 million of incremental net sales from the Teiber product offering, as the Teiber customer base continues to expand. The builder-targeted ceiling fans and Accolade lighting products contributed to the remaining $293,000 sales increase.
Net sales of the TSI segment declined $2.1 million, or 14.3%, to $12.3 million in the quarter ended March 31, 2006 from $14.4 million for the same period last year. Increases in net sales of Trade Source, a wholly owned subsidiary, and PHI, a 50% owned subsidiary, were offset by decreases in net sales of Design Trends, a 50% owned subsidiary. The net increase in Trade Source sales primarily resulted from the timing of direct-import shipments and the addition of the window covering product lines. This sales increase was partially offset by a sales decline as Wal-Mart transitions from a direct-import program for indoor/outdoor lighting and the mix and match fan program to a domestically supplied program where Trade Source will provide items from its warehouse in Coppell, Texas.

Press Release
Craftmade International, Inc.
May 10, 2006

The increase in net sales of PHI primarily resulted from increased sales of the fan accessory and lamp replacement parts business to Lowe’s. Additional increases in net sales over the same quarter in the prior year are due to PHI’s sales of fan accessories to Wal-Mart that were made by Trade Source in the prior year quarter.
The decline in Design Trends’ net sales was primarily due to the previously disclosed loss of four Lowe’s regional distribution centers, which serve approximately 437 stores, and the timing of orders prior to the April 2006 reset. As part of the reset, Design Trends will change its merchandising concept to be based on Lowe’s private label and will initially offer approximately 60% of the items in the new set for the stores it currently services.
Gross profit of the Company as a percentage of net sales increased 2.5% to 31.7% for the quarter ended March 31, 2006, compared to 29.2% for the same period last year. The increase is attributed to increased gross profit in both the Craftmade and TSI segments.
Gross profit as a percentage of net sales of the Craftmade segment increased 2.0% to 37.5% for the quarter ended March 31, 2006, compared to 35.5% in the same period last year. Gross profit in the current year quarter benefited from the temporary exemption of the 4.7% duty on imported ceiling fans as prescribed by the American Jobs Creation Act of 2004 (“AJCA”). The AJCA contains a provision that allows ceiling fans for permanent installation to enter the U.S. duty-free between November 6, 2004 and December 31, 2006. In the quarter ended March 31, 2006, the Company determined it was eligible for the duty exemption, resulting in an approximate 1.5% increase in gross profit as a percentage of net sales in the quarter ending March 31, 2006, as compared to the same quarter in the prior fiscal year. In addition, the Company recovered an additional $631,000 of gross profit that is related to prior periods. This is partially offset by the liquidation of portable lamp inventory from the removal of portable lamps as a product line. The total loss associated with the liquidation is approximately $250,000.
The gross profit as a percentage of net sales of the TSI segment increased 1.3% to 24.9% of net sales for the quarter ended March 31, 2006, compared to 23.6% of net sales in the same prior year period. Gross profit increased at Trade Source and PHI as the result of lower amounts set aside for product markdowns and a decrease in the cost of the PHI annual reset of products to Lowe’s. Gross profit as a percentage of net sales decreased at Design Trends from increased inventory reserves in anticipation of the April 2006 reset and the repackaging of Design Trends’ products for Lowe’s private label merchandising concept.
Total selling, general and administrative (“SG&A”) expenses of the Company increased $158,000 to $5.1 million, or 18.7% of net sales, for the quarter ended March 31, 2006 from $4.9 million or 18.1%, of net sales for the prior year. The increase in salaries and wages over the same quarter in 2005 resulted from higher salaries due to adjustments of current employees to remain competitive with market conditions as well as the addition of seven Teiber employees hired on March 1, 2005, and additional accounting and IT staff hired throughout the current fiscal year.
Lower accounting, legal and consulting fees in the quarter ended March 31, 2006 were primarily due to higher costs incurred in the same period in the prior year to address internal controls issues and comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) as a result of streamlined processes and efficiencies gained in year two.

Press Release
Craftmade International, Inc.
May 10, 2006

The provision for income tax was $573,000, or 24.7% of income before income taxes, for the quarter ended March 31, 2006, compared to $628,000, or 36.5% of income before taxes for the same quarter of the prior year. The decrease in percentage primarily resulted from lower state taxes and the tax benefit obtained from the repatriation of undistributed foreign earnings under the AJCA.
“We anticipate that net sales from the Craftmade segment will improve in the remaining quarter of fiscal year 2006 as a portion of the newly introduced products become available, assuming continued strength in the overall U.S. economy,” commented Mr. Ridings.
“We continue to execute our long-term growth strategy by focusing on our wholly owned operations, prudently managing our 50%-owned subsidiaries and enhancing our product offerings,” continued Mr. Ridings. “Our current outlook remains positive, and we continue to believe we will achieve record fully diluted earnings per share this fiscal year,” concluded Mr. Ridings.
A conference call to discuss the company’s third quarter fiscal 2006 results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 888-280-4443 a few minutes before the start time and reference confirmation code 5532684. Additionally, a replay of the earnings conference call will be available after the completion of the call through May 17, 2006, and can be accessed by dialing 719-457-0820 and referencing confirmation code 5532684. A webcast of the conference call can also be accessed by visiting the company’s Web site at www.craftmade.com.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
May 10, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)
(Unaudited)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005
Net sales	$27,002	$27,059	$85,889	$84,433
Cost of goods sold	(18,434)	(19,166)	(59,987)	(59,208)

Gross profit	8,568	7,893	25,902	25,225

Gross profit as a percentage of net sales	31.7%	29.2%	30.2%	29.9%

Selling, general and administrative expenses	(5,060)	(4,902)	(14,692)	(14,807)
Depreciation and amortization	(137)	(148)	(448)	(436)

Total operating expenses	(5,197)	(5,050)	(15,140)	(15,243)

Income from operations	3,371	2,843	10,762	9,982

Interest expense, net	(290)	(263)	(916)	(733)
Other expenses	(36)	—	(50)	—
Minority interests	(724)	(859)	(2,196)	(2,420)

Income before income taxes	2,321	1,721	7,600	6,829
Provision for income taxes	(573)	(628)	(2,423)	(2,466)

Net income	$1,748	$1,093	$5,177	$4,363

Basic earnings per common share	$0.34	$0.22	$1.00	$0.86

Diluted earnings per common share	$0.34	$0.22	$0.99	$0.86

Cash dividends declared per common share	$0.12	$0.10	$0.36	$0.30

Press Release
Craftmade International, Inc.
May 10, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
ASSETS

	March 31,	June 30,
	2006	2005
	(Unaudited)
Current assets
Cash	$691	$9,145
Accounts receivable — net of allowance of $232 and $300, respectively	17,090	21,810
Inventories — net of allowance of $990 and $717, respectively	18,332	18,042
Deferred income taxes	1,392	1,224
Prepaid expenses and other current assets	1,568	374

Total current assets	39,073	50,595

Property and equipment
Land	1,535	1,535
Building	7,796	7,796
Office furniture and equipment	3,293	9,148
Leasehold improvements	187	279

	12,811	18,758
Less: accumulated depreciation	(4,617)	(10,266)

Total property and equipment, net	8,194	8,492

Other assets
Goodwill	11,480	11,480
Other intangibles — net of accumulated amortization of $33 and $10, respectively	177	190
Other assets	29	58

Total other assets	11,686	11,728

Total assets	$58,953	$70,815

Press Release
Craftmade International, Inc.
May 10, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts)
LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	June 30,
	2006	2005
	(Unaudited)
Current liabilities
Note payable — current	$1,112	$1,319
Revolving line of credit	548	24,548
Accounts payable	7,971	9,299
Commissions payable	242	248
Income taxes payable/(receivable)	282	(33)
Accrued customer allowances	3,443	4,164
Other accrued expenses	1,076	1,055

Total current liabilities	14,674	40,600

Other non-current liabilities
Note payable — long term	515	1,551
Revolving line of credit	13,297	—
Other long-term expenses	860	860
Deferred income taxes	146	226

Total other non-current liabilities	14,818	2,637

Total liabilities	29,492	43,237

Minority interests	1,740	3,205

Commitments and contingencies

Stockholders’ equity
Series A cumulative, convertible callable preferred stock, $1.00 par value, 2,000,000 shares authorized; 32,000 shares issued	32	32
Common stock, $0.01 par value, 15,000,000 shares authorized and 9,702,420 and 9,699,920 shares issued, respectively	97	97
Additional paid-in capital	18,696	18,653
Retained earnings	48,903	45,598
Less: treasury stock, 4,499,920 common shares at cost, and 32,000 preferred shares at cost	(40,007)	(40,007)

Total stockholders’ equity	27,721	24,373

Total liabilities and stockholders’ equity	$58,953	$70,815

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